Exhibit 99.15

March 19, 2024

Board of Directors of MariaDB plc

c/o MariaDB plc

699 Veterans Blvd

Redwood City, California 94063

Re:	K1 Possible Offer

Dear Board of Directors of MariaDB plc:

Reference is hereby made to (a) that certain “Announcement Regarding Possible Offer”, dated February 19, 2024, published on the MariaDB plc’s website at https://investors.mariadb.com/news/news-details/2024/Announcement-Regarding-Possible-Offer/default.aspx and (b) that certain “K1 Investment Management, LLC Provides Update on Possible Offer for MariaDB plc”, dated March 13, 2024, published on PR Newsire’s website at https://www.prnewswire.com/news-releases/k1-investment-management-llc-provides-update-on-possible-offer-for-mariadb-plc-302088755.html (collectively, the “K1 Press Releases”).

We have reviewed the possible transaction outlined by the K1 Press Releases and are writing to inform you that we oppose such transaction with K1 Investment Management, LLC or any of its affiliates as we do not believe such transaction is in the best interests of MariaDB Plc or its shareholders.

Sincerely,

Runa Capital II (GP), on behalf of itself and
Runa Capital Fund II, L.P.,
Runa Capital Opportunity I (GP), on behalf of itself and
Runa Capital Opportunity I, L.P. and
Runa Ventures I Limited

By:	/s/ Gary Carr
Name:	Gary Carr
Title:	Director, Runa Capital II (GP) and Runa Capital Opportunity I (GP)